UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Plumas Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear shareholder,

We are pleased to announce that Plumas Bank ended 2022 with record earnings for both the year and the quarter. We also delivered a strong return on assets and return on equity as well as having had exceptional asset quality with no foreclosed properties for the year. Our strong performance was recognized by three leading financial industry organizations:

●

CB Resources – For the eighth year the CB Top Ten™ reported that Plumas Bank ranked 17th in the nation in C-Corp $1 - 5 billion peer group for the 4th Quarter of 2022. The CB Top Ten™ is a community bank performance scorecard that identifies the banks in the top 10 percent based on asset size and corporation type.

●

Piper Sandler Sm-All Stars Class of 2022 – For the fourth year Plumas Bancorp was named one of 35 publicly traded banks and thrifts to the Piper Sandler Sm-All Stars Class of 2022. Sm-All Stars identifies the highest quality, top performing small-cap banks and thrifts in the country.

●	ICBA’s Top Lenders for 2022 – Plumas Bank was ranked 8th in the nation based on lending concentration and loan growth for the $1 billion+ category for agricultural loans.

Looking forward to 2023, we see opportunity and expect that interest rate increases will result in increased interest income and improved margins although these rate increases are also expected to create deposit growth challenges in the coming year. We also anticipate some credit-quality pressure in 2023 due to higher rates and an inflationary environment. For these reasons we remain disciplined in credit decision making as we put funds to work, balancing competitive rates with appropriate risk pricing.

Finally, as we look to 2023, we are excited to extend our footprint in the northern Central Valley with a new branch opening in Chico, California. Our Chico branch will complement our presence in Yuba City to the south and Redding to the north, as we transition our Chico Loan Production Office to a full-service branch. Our Chico branch will have a variety of ‘green’ features and will open in the first half of 2023.

In closing, we will continue to stay focused on the fundamentals while at the same time identifying and executing on initiatives that support our strategic direction. With each development, be it technological or geographical, we reinforce our guiding principle that Plumas Bank is “Here. For Good.”

Andrew J. Ryback Director, President & Chief Executive Officer	Daniel E. West Director, Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp (the “Company”), which will be held at the Nevada Museum of Art at 160 W. Liberty Street, Reno, Nevada, on Wednesday, May 17, 2023 at 9:30 a.m. At this annual meeting, shareholders will be asked to (i) elect nine directors for the next year, (ii) vote on an amendment to the Plumas Bancorp Bylaws to eliminate cumulative voting, and (iii) ratify the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2023.

The Company is requesting your proxy to vote at the annual meeting. The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director, “FOR” the proposal to amend the Plumas Bancorp Bylaws to eliminate cumulative voting, and “FOR” the ratification of the appointment of our independent auditors. The proxy statement contains information about the nominees for director and the two other proposals.

To ensure that your vote is represented at this important meeting, please vote by telephone or over the internet by following the instructions on your Notice of Internet Availability or on the proxy card or voting instruction form. If you received a paper set of meeting materials please sign, date and return the proxy card as promptly as possible.

Sincerely,

Andrew J. Ryback
President and Chief Executive Officer

This proxy statement and the accompanying form of proxy were first sent or given to shareholders on April 4, 2023.

ii

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp

Notice is hereby given of the Annual Meeting of Shareholders of Plumas Bancorp. The meeting will be held at the Nevada Museum of Art at 160 W. Liberty Street, Reno, Nevada, on Wednesday, May 17, 2023 at 9:30 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect the following nine nominees to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.

Michonne R. Ascuaga	Julie A. Morehead
Steven M. Coldani	Terrance J. Reeson
Heidi S. Gansert	Andrew J. Ryback
Richard F. Kenny	Daniel E. West
Robert J. McClintock

2.	Proposal to Eliminate Cumulative Voting. To approve an amendment to the Company’s Bylaws eliminating cumulative voting in the election of directors.

3.	Ratification of the Appointment of Independent Auditors. To ratify the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2023.

4.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 20, 2023 as the record date for determining shareholders entitled to notice of, and the right to vote at, the meeting.

These matters and other matters relating to the Annual Meeting are described in the attached proxy statement.

You are urged to vote “FOR” the election of all of the nominees for directors, “FOR” approval of the proposal to amend the Plumas Bancorp Bylaws to eliminate cumulative voting, and “FOR” the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2023 by following the instructions to vote by telephone or over the internet on your Notice of Internet Availability, proxy card or voting instruction form. If you received a paper set of materials you may sign and return the enclosed proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

Dated: April 4, 2023	Terrance J. Reeson, Secretary

iii

Plumas Bancorp
Proxy Statement

Annual Meeting of Shareholders
May 17, 2023

Plumas Bancorp (the “Company”) is providing this proxy statement to its shareholders in connection with the annual meeting of shareholders to be held at the Nevada Museum of Art at 160 W. Liberty Street, Reno, Nevada, on Wednesday, May 17, 2023 at 9:30 a.m. and at any and all adjournments or postponements thereof (the “Meeting”).

Notice of Internet Availability of Proxy Materials

To expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using an SEC rule that allows us to furnish proxy materials over the internet instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 4, 2023, shareholders were sent a Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the 2022 Plumas Bancorp Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022, over the internet.

If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how to vote via the internet or by telephone. Shareholders who have requested paper copies of the proxy materials will receive printed copies in the mail.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

If you received paper copies of the proxy materials this year, but in the future would like to receive only the Notice and access the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) by contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.

Shareholders may view this proxy statement and the 2022 Annual Report to Shareholders on the internet at http://materials.proxyvote.com/729273.

Voting by Proxy

Whether or not you plan to attend the Meeting, if you are a holder of record you may submit a proxy to vote the shares registered in your name via internet, telephone or mail as more fully described below:

●	By Internet: Go to https://www.proxyvote.com and follow the instructions. You will need information from your Notice, proxy card or electronic delivery notice to submit your proxy.

●	By Telephone: Call 1.800.690.6903 and follow the voice prompts. You will need information from your Notice, proxy card or electronic delivery notice to submit your proxy.

●	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. Your broker is not required to vote your shares if you do not provide instructions.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Company’s Board of Directors (the “Board”):

●	“FOR” Proposal 1: Election to the Board of all the nine director nominees named in this proxy statement;

●	“FOR” Proposal 2: Approval of amendment to the Company’s Bylaws eliminating cumulative voting in the election of directors; and

●	“FOR” Proposal 3: Ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2023.

If other matters properly come before the Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with the recommendations of management. Such persons also have discretionary authority to vote to adjourn the Meeting, including for the purpose of soliciting proxies to vote in accordance with the recommendations of the Board on any of the above items.

The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment or postponement of the Meeting.

If no instruction is specified by the shareholder on the proxy with regard to the matters to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” election of each of the nominees for director named in this proxy statement, “FOR” approval of the proposal to amend the the Company’s Bylaws to eliminate cumulative voting, and “FOR” the ratification of the appointment of Eide Bailly, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2023.

Revocability of Proxies

If you are a holder of record you may revoke your proxy at any time before it is exercised by:

●	written notice of revocation delivered to Terrance J. Reeson, Board Secretary of Plumas Bancorp, at 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511;
●	delivering a properly executed proxy of a later date to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or the Company’s Secretary;
●	casting a new vote by telephone or internet; or
●	voting in person at the Meeting.

If a bank, broker or other nominee holds your shares and you voted by proxy, you may revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Persons Making this Solicitation

The Board is soliciting proxies. The Company will bear the expense of preparing, assembling, printing and mailing this proxy statement and the material used in the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally using the internet, but officers, directors and employees of the Company may solicit proxies personally, by telephone or other means, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by the Company in connection with the solicitation of proxies if management of the Company determines that this is advisable.

Voting Securities

The Board has fixed March 20, 2023 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Meeting. On March 20, 2023, there were 5,862,148 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the Company’s books as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the Meeting gives notice at the Meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date multiplied by the number of directors to be elected. These votes may be cast for any one nominee or may be distributed among as many nominees as the shareholder sees fit. This proxy statement seeks discretionary authority to cumulate votes. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated and allocated at the discretion of the proxy holders, in accordance with management’s recommendation.

Under New York Stock Exchange (“NYSE”) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Plumas Bancorp common stock is listed on the Nasdaq Stock Market, Rule 452 affects the Company because most of the common shares held in “street name” are held with NYSE member-brokers. The ratification of the Board’s selection of the independent auditors currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors and the proposal to amend the Company’s Bylaws to eliminate cumulative voting are non-routine matters under Rule 452. Therefore, if you do not give voting instructions with respect to these matters your broker will return a proxy card to the Company without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.”

The nine nominees for director receiving the most votes will be elected. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of the election of directors.

Proposal 2, to amend the Company’s Bylaws to eliminate cumulative voting, requires the approval of a majority of the shares outstanding as of the record date for the Meeting. Therefore, shares voted “withhold” and broker non-votes will have the same effect as a vote against the proposal.

Proposal 3, to ratify the appointment of the Company’s auditors, requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. Therefore, shares voted “withhold” and broker non-votes, if any, will have no impact on the outcome of Proposal 3 assuming that the affirmative votes constitute at least a majority of the required quorum.

Shareholdings of Certain Beneficial Owners and Management

The following table sets forth, as of March 17, 2023, the number and percentage of shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, (1) by shareholders known by the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, (2) by each of the Company’s directors and the executive officers named in the Summary Compensation Table contained in this proxy statement and (3) by all of the Company’s directors and executive officers as a group. “Beneficial ownership” is determined under the Securities and Exchange Commission (“SEC”) rules and does not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares as to which such person has the right to acquire beneficial ownership within 60 days of March 17, 2023. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options and any shared voting power reflects power shared with his or her spouse. Management is not aware of any arrangements that may result in a change of control of the Company.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership (1)		Percent of Class (1)
Principal Shareholders that own 5% or more:

Fidelity Management & Research LLC	520,656	(2)	8.9
Cortopassi Partners, L.P.	476,967	(3)	8.1

Directors and Named Executive Officers:

Andrew J. Ryback, President, CEO and Director	85,635	(4)	1.5
Richard L. Belstock, EVP and CFO	63,546	(5)	1.1
BJ North, EVP and Chief Banking Officer (CBO) of Plumas Bank	3,632		*
Daniel E. West, Director and Chairman of the Board	70,650	(6)	1.2
Robert J. McClintock, Director and Vice Chairman of the Board	109,272	(7)	1.9
Terrance J. Reeson, Director and Secretary of the Board	94,956	(8)	1.6
Michonne R. Ascuaga, Director	7,907	(9)	*
Steven M. Coldani, Director	25,702	(10)	*
Heidi S. Gansert, Director	7,532	(11)	*
Richard F. Kenny, Director	11,374	(12)	*
Julie A. Morehead, Director	16,015	(13)	*

All 13 Directors and Executive Officers as a Group	522,021		8.8

*	Less than one percent

(1)

Includes 68,367 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 17, 2023. In accordance with SEC rules, shares a director or executive officer has the right to acquire upon exercise of a stock option within 60 days of March 17, 2023 are treated as issued and outstanding for the purpose of computing his or her own percentage ownership and the percentage ownership of directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(2)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC, FMR LLC directly holds 520,656 shares of common stock of the Company. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on January 25, 2017 by Cortopassi Partners, L.P., Dean A. Cortopassi was President of San Tomo, Inc., the general partner of Cortopassi Partners, L.P. Mr. Cortopassi disclaimed beneficial ownership of the shares held by Cortopassi Partners, L.P. except to the extent of his partnership interests therein. The address of Cortopassi Partners, L.P. is 11292 North Alpine Road, Stockton, California 95212.

(4)

Mr. Ryback has shared voting and investment powers as to 50,100 of these shares. Includes 4,100 shares that Mr. Ryback has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(5)	Includes 5,700 shares that Mr. Belstock has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(6)

Mr. West has shared voting and investment powers as to 40,174 of these shares and sole voting powers but shared investment powers as to 16,794 of these shares. Includes 4,900 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(7)

Mr. McClintock has shared voting and investment powers as to 54,149 of these shares and sole voting powers but shared investment powers as to 6,000 of these shares. Includes 6,500 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(8)	Includes 8,100 shares that Mr. Reeson has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023. Includes 825 restricted shares which vest on August 16, 2023.

(9)	Includes 2,400 shares that Ms. Ascuaga has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(10)

Mr. Coldani has shared voting and investment powers as to 11,739 of these shares. Mr. Coldani has no voting powers as to 1,780 of these shares. Includes 7,300 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(11)	Includes 2,400 shares that Ms. Gansert has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(12)

Mr. Kenny has shared voting and investment powers as to 9,207 of these shares. Includes 2,167 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 17, 2023.

(13)

Ms. Morehead has shared voting and investment powers as to 6,996 of these shares. Of those 6,996 shares with shared voting and investment powers, 1,242 shares reflect power shared with Ms. Morehead’s daughter. Includes 825 restricted shares which vest on August 16, 2023.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated each of the persons listed below for election as directors at the Meeting to serve until the 2024 Annual Meeting of Shareholders and until their successors are elected and have qualified. The proxy holders will vote shares represented by proxies in such a manner as to elect all nine nominees or as many as possible under the rules of cumulative voting. The nine nominees receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, the proxies will be voted for the election of a substitute nominee, if any, as shall be designated by the Board, or the Board may reduce the authorized number of directors to be elected at the Meeting. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.”

The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Company. Each of the nominees is currently a director of the Company and the Company’s subsidiary, Plumas Bank (the “Bank”).

		Year First
Name and Title		Appointed
Other than Director	Age	Director	Principal Occupation During the Past Five Years

Daniel E. West Chairman of the Board	69	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co., a private water utility, Graeagle, CA.

Robert J. McClintock	65	2008	Certified Public Accountant, former co-owner of
Vice Chairman of the Board			McClintock Accountancy Corporation, Tahoe City, CA.

Terrance J. Reeson	78	1984	Retired.
Secretary of the Board

Michonne R. Ascuaga	61	2019	Retired.

Steven M. Coldani	69	2013	President, Owner/Broker, Coldani Realty Inc. and co-owner of Graeagle Associates Realtors; a managing member of Coldani Farming, LLC, a diversified farming company, Lodi, CA.

Heidi S. Gansert	59	2019	Nevada state senator. Former Executive Director of External Relations at University of Nevada, Reno.

Richard F. Kenny	74	2017	Retired.

Julie A. Morehead	63	2021	Retired. Former President/CEO of Bank of Feather River, Yuba City, CA.

Andrew J. Ryback	57	2016	President and CEO of Plumas Bancorp and Plumas Bank.

Experience and Qualifications

The following is a brief description of the business experience of each nominee and the experience and qualifications that the Corporate Governance & Compensation Committee considered in nominating them to serve as directors. Unless otherwise specified, each nominee has held his or her current position of employment or has been retired for at least five years.

None of the nominees were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships among any of the directors or executive officers of the Company. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Daniel E. West

Chairman of the Board

Director since 1997

Daniel E. West has lived in Graeagle, California since 1958. He is president of Graeagle Land and Water Company, a land management company, and Graeagle Water Company, a private water utility. Mr. West is a managing member of Graeagle Timber Company, LLC. He also serves as a director on the boards of Graeagle Fire Protection District and California Water Association. Mr. West graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business Administration. Mr. West’s valuable business acumen, his extensive experience on various and diverse boards, and his deep ties to his community highly qualify him for service as a member of the Board and Chairman.

Robert J. McClintock

Vice Chairman of the Board

Director since 2008

Robert J. McClintock resides in Truckee, California. He is a Certified Public Accountant and is retired from McClintock Accountancy Corporation. As a CPA, Mr. McClintock brings strong accounting and financial skills important to the oversight of the Company’s financial reporting, enterprise and operational risk management, and he qualifies as an audit committee financial expert for the Board’s Audit & Risk Committee. He is a board member and Treasurer of the Kiwanis Club of North Lake Tahoe and served previously as its President. He is a member of the advisory board for the Tahoe Truckee Excellence in Education Foundation and served previously as its Treasurer. Mr. McClintock is past Troop Committee Chairman and Scoutmaster for Scouts BSA Troop 266. Mr. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration.

Terrance J. Reeson

Secretary of the Board

Director since 1984

Terrance J. Reeson has lived in Quincy, California for over 50 years. He is a retired U.S. Forest Service Aviation Officer for the Plumas National Forest. Mr. Reeson is active in his community and is a former executive director of the Quincy Chamber of Commerce. Mr. Reeson’s relevant experience qualifying him for service as a director includes extensive government service, leadership experience, and widespread civic and community involvement.

Michonne R. Ascuaga

Director

Director since 2019

Michonne R. Ascuaga is a native northern Nevadan and has 30 years of experience working at John Ascuaga’s Nugget, a hotel-casino, serving as its CEO for the 16 years preceding its sale in 2013. From 2015 to 2016 Ms. Ascuaga served as Commissioner for the Nevada State Gaming Commission. Having served on numerous boards over the years, Ms. Ascuaga currently sits on the board of the Nevada Western Heritage Alliance. She received her Bachelor of Science degree in Mathematics from Santa Clara University and her Master of Business Administration from Stanford University. Ms. Ascuaga’s extensive management experience, leadership skills and her knowledge of and involvement in the communities the Company serves well qualifies her for service as a director of the Company.

Steven M. Coldani

Director

Director since 2013

Steven M. Coldani was born and raised in Lodi, California. He is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California since 1992. In addition, Mr. Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops, tree and nut crops, olives, grapes, hay, and livestock. He is also a past director of the California Association of Realtors. Mr. Coldani graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business and Public Administration. Mr. Coldani’s relevant experience qualifying him for service as a member of the Board includes his familiarity with the real estate markets in which we operate, a broad range of management and community service experience including his prior service on the board of Community Business Bank, and his membership in the Lodi District Chamber of Commerce, the Lodi Association of Realtors, the Plumas Association of Realtors and the Tahoe-Sierra Board of Realtors.

Heidi S. Gansert

Director

Director since 2019

Heidi S. Gansert is a state senator in Nevada’s part-time legislature, first elected in 2016. Ms. Gansert resides in Reno and has over 30 years of management experience. From 2012 to January 2021, she served as the Executive Director of External Relations at the University of Nevada, Reno. While at the University of Nevada, Reno, Ms. Gansert led the University’s economic development efforts and served on behalf of the University on the boards of the Economic Development Authority of Western Nevada (EDAWN) and Downtown Reno Partnership. She previously served as Chief of Staff to Nevada Governor Brian Sandoval from January 2011 to September 2012 and prior to that as the assemblywoman representing District 25 in the Nevada State Legislature from 2004 to 2010. Her time in the executive and legislative branches of state government includes roles related to business, education, economic development, workforce training, and energy. Ms. Gansert is an engineering graduate of Santa Clara University and holds a Masters’ degree in Business Administration from the University of Nevada, Reno. Ms. Gansert’s experience with economic development, knowledge of and involvement in the northern Nevada region and extensive leadership experience qualify her for service as a member of the Board.

Richard F. Kenny

Director

Director since 2017

Richard F. Kenny resides in Reno, Nevada and has over 40 years of leadership experience in Operations, Information systems, Strategic Planning and Credit Risk Management. Before retiring in 2010, he was the founding President and CEO of Charles Schwab Bank, a subsidiary of the Charles Schwab brokerage corporation. Prior to that, he served in a variety of management roles with Citibank, both domestic and international. He is actively involved with KNPB public television in Reno and Capital Public Radio in Sacramento. He graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his MBA in Finance from the University of Chicago. Mr. Kenny joined the Board of the Presidio Unit Owners Association (Reno, NV) in 2020 and was elected President of the Board in 2021. Mr. Kenny’s relevant experience qualifying him for service as a member of the Board includes his extensive leadership experience, knowledge of the financial industry and community involvement.

Julie A. Morehead

Director

Director since 2021

Julie A. Morehead is a retired career bank executive and has served as a director since Plumas Bancorp acquired Feather River Bancorp, Inc. in 2021. She served as President, Chief Executive Officer and a director of Feather River Bancorp and its subsidiary, Bank of Feather River, from 2008 to 2021. Prior to this, Ms. Morehead held numerous executive positions during her 42 years in community banking. A lifetime and third generation Yuba City resident, Ms. Morehead brings the Board leadership experience, insights with respect to operational and regulatory matters gained from her career as a community bank executive, and a familiarity with Feather River’s former operations, markets, customers and employees.

Andrew J. Ryback

Director, President and CEO

Director since 2016

Andrew J. Ryback has been the President and Chief Executive Officer of the Company and the Bank since 2011. He previously served as interim President and Chief Executive Officer from March 2010 to November 2011 and, prior thereto, as Executive Vice President and Chief Financial Officer from 2005 to 2011. He joined the Bank in July 2001. Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School. Mr. Ryback actively serves in a variety of national, regional and local organizations: Mr. Ryback is the California Delegate to the Federal Delegate Board of the Independent Community Bankers of America (ICBA), he serves on ICBA's Legislative Issues Committee, and he Chairs the board of the California Community Banking Network. He previously served on the Federal Reserve Board of Governors’ Community Depository Institutions Advisory Council (CDIAC) and as chairman of the Federal Reserve Bank of San Francisco’s CDIAC. Furthermore, Mr. Ryback is past president of the Rotary Club of Quincy and is currently serving as an assistant governor for Rotary District 5190. Locally, he serves on the Board of Directors of Plumas District Hospital and as Commissioner and Treasurer for the Quincy Fire Protection District where he previously served as a volunteer firefighter. Mr. Ryback’s qualifications for serving as a director include his extensive banking, finance and leadership experience. In addition, as the Company’s President and Chief Executive Officer, Mr. Ryback brings the Board a deep familiarity with the Company and its operations.

Board Matters

The Board of Directors and Committees

During 2022, the Company’s Board of Directors met 13 times. None of the Company’s directors attended less than 75 percent of all Board of Directors meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting; however, most directors attend the meeting as a matter of course. Ten directors (all of the then-current directors) attended the 2022 annual meeting of shareholders. The Board has established, among others, an Audit & Risk Committee and a Corporate Governance & Compensation Committee, which serves as a nominating committee and a compensation committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website, www.plumasbank.com.

Board of Directors Diversity Matrix

NASDAQ rules require that companies listed on NASDAQ’s U.S. exchange publicly disclose board-level diversity statistics for the current year and immediately prior year. Smaller Reporting Companies such as Plumas Bancorp are required to have at least two diverse directors, a requirement which can be met by having at least two female directors. The Board of Directors exceeds this requirement. The matrices below reflect the diversity of our Board based on the self-identified characteristics of our director nominees. The characteristics are based on NASDAQ rules.

Board Diversity Matrix (as of March 17, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	1

Board Diversity Matrix (as of March 18, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Shareholder Communication with the Board of Directors

If you would like to communicate with the Board or the Chairman you may send correspondence to the Board Secretary, Plumas Bancorp, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511. The Board Secretary reviews such correspondence and forwards copies or summaries to the directors as he considers appropriate. Communications are forwarded to the Board or the Chairman if the Board Secretary determines that the communications concern important substantive matters, suggestions or comments or contain information that is important for the Board or the Chairman to know. Items that are unrelated to the duties and responsibilities of the Board or the Chairman such as spam, mass mailings, job inquiries, surveys and business solicitations (the “Unrelated Items”) will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to the conduct of the Company’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman and any other director on request. The independent directors approved these procedures and specifically instructed that any personal employee complaints (other than those involving the Company’s executive officers) be forwarded to the Company’s Human Resources Department. For information about submitting shareholder proposals and director nominations, please see “Shareholder Proposals and Nominations,” below.

Board Role in Risk Oversight

The Board’s duties include understanding and assessing risks to the Company and monitoring the management of those risks. To fulfill this responsibility the directors are expected to attend all Board meetings and meetings of the committees on which they serve and review materials in advance of the meetings. Each Board meeting includes a review of the activities of each board committee, including the committees’ activities related to risk management. Each of our board committees concentrates on specific risks for which they are assigned, and each committee is required to regularly report to the Board on its findings.

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit & Risk Committee with primary responsibility for overseeing enterprise risk management. While the Audit & Risk Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Corporate Governance & Compensation Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes and reviews risks related to compensation matters. Our Loan Committee regularly reviews the Company’s lending policies, evaluates the adequacy of our allowance for loan losses, and approves the Company’s larger extensions of credit. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the Federal Reserve Board, Federal Deposit Insurance Corporation and California Department of Financial Protection and Innovation, and recommendations contained in regulatory examinations. The Company’s risk management officer regularly reports to and meets with the Audit & Risk Committee.

With respect to risk related to compensation matters, the Corporate Governance & Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. On December 15, 2021, the Board approved the Company’s cash non-equity incentive plan for 2022. (See “Executive Compensation – Non-Equity Incentive Plan.”) No individual officer’s earnings under the 2022 non-equity incentive plan exceeded $115,500, except for Mr. Ryback who earned an incentive of $284,197. The Corporate Governance & Compensation Committee concluded that the 2022 non-equity incentive plan did not encourage unnecessary or excessive risk taking. The other significant source of compensation to executives is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Corporate Governance & Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance & Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance & Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman and a separate CEO. We separate these roles in recognition of the differences between the two roles. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the CEO and presides over meetings of the full Board.

Code of Ethics

The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics, or Code of Ethics. Shareholders may request a free copy of the Code of Ethics from Plumas Bancorp, Ms. Jamie Huynh, Investor Relations, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511. Additionally, a copy of the Code of Ethics can be accessed at www.plumasbank.com. Click on “Investor Relations”, then the “Corporate Information” tab and then “Governance Documents.”

Director Independence

The Board has determined that each of the following non-employee directors are “independent” within the meaning of the listing standards and rules of NASDAQ.

Michonne R. Ascuaga	Robert J. McClintock
Steven M. Coldani	Julie A. Morehead
Heidi S. Gansert	Terrance J. Reeson
Richard F. Kenny	Daniel E. West

Mr. Ryback is not independent because he is an employee of the Company.

Audit & Risk Committee

The Company has an Audit & Risk Committee composed of Mr. McClintock (Chairman), Ms. Ascuaga, Ms. Gansert and Mr. Reeson. The Board has determined that each member of the Audit & Risk Committee meets the independence and experience requirements of the listing standards of NASDAQ and the SEC rules applicable to audit committee members. The Board has also determined that Mr. McClintock is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards. The Audit & Risk Committee met 11 times in 2022.

The Audit & Risk Committee reviews all internal and external audits including the audit by Eide Bailly, LLP, the Company’s independent auditor for 2022. The Audit & Risk Committee reports any significant findings of audits to the Board of Directors and ensures that the Company’s internal audit plans are met, programs are carried out, and deficiencies and weaknesses, if any, are addressed. The Audit & Risk Committee meets regularly to discuss and review the overall audit plan. The Audit & Risk Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors using engagement letters. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit & Risk Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. The fees paid to the independent auditors in 2022 and 2021 were approved per the Audit & Risk Committee’s pre-approval policies except for tax service fees of $4,100 in 2021.

Corporate Governance & Compensation Committee

The Company has a Corporate Governance & Compensation Committee which met six times during 2022. The Corporate Governance & Compensation Committee consists of Ms. Gansert (Chair) and Messrs. Coldani, Reeson, and West. The Board has determined that Ms. Gansert and Messrs. Coldani, Reeson, and West are “independent” within the meaning of the listing standards and rules of NASDAQ, including those applicable to compensation committee members. The Corporate Governance & Compensation Committee, which functions as the Board’s nominating and compensation committees, provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, nominates the Chairperson and Vice-Chairperson of the Board, and develops and recommends corporate governance guidelines to the Board of Directors.

The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate) and approves the Company’s directors’ compensation, including cash, equity, or other compensation for service on the Board, any committee of the Board, and as Chairperson of the Board or any committee of the Board. The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate) and approves the Chief Executive Officer’s compensation, provides advice and consents to the Chief Executive Officer in the review and adjustment of executive officer compensation (other than the Chief Executive Officer), approves the compensation strategy for the Company’s employees, reviews and recommends for approval by the Board all equity-based compensation, including stock options and stock grants, and approves other personnel matters, which are in excess of management’s authority.

The Corporate Governance & Compensation Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate to serve on the Board. The Corporate Governance & Compensation Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective, skills or experience. If any member of the Board does not wish to continue in service or if the Corporate Governance & Compensation Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance & Compensation Committee identifies the desired skills and experience of a new nominee in light of the following criteria. While no specific diversity policy exists, in practice, when identifying and evaluating new directors, the Corporate Governance & Compensation Committee considers the diversity and mix of the existing members of the Board, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background, skills, and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance & Compensation Committee considers the candidate’s ability to represent the best interest of the Company; existing relationships with the Company; interest in the affairs of the Company and its purpose; ability to fulfill director responsibilities; leadership skills; reputation within the Company’s community; community service; integrity; business judgment; ability to develop business for the Company; and ability to work as a member of a team. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee does not discriminate against prospective nominees on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. All nominees to be considered for election as directors at the Meeting were recommended by the Corporate Governance & Compensation Committee.

The Corporate Governance & Compensation Committee will consider nominees to the Board proposed by shareholders. The Board has no formal policy with regard to shareholder nominees but considers all nominees on their merits as described above. Any shareholder nominations must comply with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals and Nominations.” Suggestions for nominees and shareholder nomination should be addressed to:

Board Secretary

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, Nevada 89511

PROPOSAL 2
PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO ELIMINATE CUMULATIVE VOTING

After careful consideration and upon the recommendation of its Corporate Governance & Compensation Committee, the Board unanimously determined that it would be in the best interests of the Company and its shareholders to amend the Company’s Bylaws to eliminate cumulative voting in the election of directors. The Board is now asking the Company’s shareholders to approve this amendment to the Company’s Bylaws. The text of the proposed amendment to Section 2.8 of the Company’s Bylaws is set forth in Appendix A to this proxy statement.

Under cumulative voting, each shareholder has a number of votes equal to the number of shares such shareholder is entitled to vote multiplied by the number of directors to be elected at the meeting. A shareholder may cast all of the shareholder’s votes for one candidate for director or allocate them among all or a selected group of candidates. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Cumulative voting may enable a shareholder or group of shareholders representing a small minority of the votes cast in an election of directors to cause the election of one or more nominees.

The California General Corporation law permits a listed corporation to amend its Bylaws to eliminate cumulative voting, subject to shareholder approval. A listed corporation is defined under the California General Corporation law as a corporation with outstanding shares listed on certain exchanges such as the New York Stock Exchange and the NASDAQ Stock Market. The Company is currently a listed corporation because its common stock trades on the NASDAQ Stock Market.

The Board of Directors believes that each director should represent the interests of all shareholders rather than the interests of a minority shareholder or a special constituency. The Board further believes that the system of electing directors whereby those directors are elected who receive a plurality of votes cast by shareholders as a whole will best ensure that the Board will act for the benefit of all shareholders. Neither management nor the Board is aware of any attempt by shareholders of the Company to elect a director by using cumulative voting to achieve minority representation on the Board.

Therefore, the Board of Directors voted to approve, and recommends that the Company’s shareholders approve at the Meeting, an amendment to the Company’s current Bylaws that would eliminate cumulative voting in the election of directors. If the proposal to eliminate cumulative voting is adopted, cumulative voting will not be available with respect to any election of directors by shareholders occurring after the Meeting.

The Board of Directors recommends that you vote “FOR” the proposal to amend the Company’s Bylaws to eliminate cumulative voting as described in this proxy statement.

Executive Officers

The following table sets forth information concerning the executive officers of the Company and the Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Andrew J. Ryback	57	President and Chief Executive Officer of the Company and the Bank.

Richard L. Belstock	66	Executive Vice President and Chief Financial Officer of the Company.

Aaron M. Boigon	47

Executive Vice President and Chief Information Officer of the Bank since April 1, 2018 and of the Company since April 21, 2021. Senior Vice President and Director of Information Technology of the Bank from April 1, 2015 to April 1, 2018.

BJ North	72	Executive Vice President and Chief Banking Officer of the Bank.

Jeffrey T. Moore	66	Executive Vice President and Chief Credit Officer of the Bank since February 21, 2019. Senior Vice President, Credit Administrator of the Bank from January 2018 to February 21, 2019.

Executive Compensation

The following table sets forth information concerning the compensation earned by the Company’s President and Chief Executive Officer and the two other most highly compensated executive officers during 2021 and 2022 (collectively, the “named executive officers.”)

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew J. Ryback, President and CEO of the Company and Plumas Bank	2022	$450,000	$0	$0	$108,278	$284,197	$0	$12,779	$855,254
	2021	$382,210	$0	$0	$0	$214,166	$0	$17,730	$614,106
Richard L. Belstock, EVP and CFO of the Company and Plumas Bank	2022	$277,500	$0	$0	$75,479	$115,500	$0	$11,288	$479,767
	2021	$234,210	$0	$0	$0	$86,630	$0	$10,274	$331,114
BJ North, EVP and Chief Banking Officer of Plumas Bank	2022	$268,500	$0	$0	$75,479	$111,600	$0	$8,682	$464,261
	2021	$227,210	$0	$0	$0	$82,381	$0	$8,118	$317,709

(1)	The Company did not grant any stock awards to NEOs in 2022 or 2021.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards in accordance with Financial Accounting Standards Board Accounting Standard Codification No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 2, to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2022. On August 16, 2022 the CEO was granted 12,000 options with a strike price of $31 per share. Each of the NEO’s was granted 8,500 options also with a strike price of $31 per share on the same date. The Company did not grant any option awards to the named executive officers in 2021.

(3)

The amounts in column (i) include premiums paid and accrued on life insurance policies (Mr. Ryback), personal use of a Company automobile (Mr. Ryback and Ms. North), tax gross ups, Company-provided gasoline (Mr. Ryback and Mr. Belstock), Company 401(k) matching contribution and cell phone allowance.

Non-Equity Incentive Plan

On December 15, 2021, the Board approved the Company’s cash non-equity incentive plan for 2022 (the “2022 NEI” or the “Plan”). Eligible employees under the 2022 NEI include all employees of the Company’s subsidiary, Plumas Bank, who are regularly scheduled to work at least 20 hours per week. The aggregate bonus pool was comprised of two pools, one for officers of the Company and one for all other employees. The officers’ portion represented 90.9% of the combined pools. Incentives were payable under the 2022 NEI once the Bank exceeded the 50th percentile of return on assets (“ROA”) with ROA calculated as of September 30, 2022 as follows: annualized year to date pretax income1 divided by average year to date assets. The percentile is calculated based on a peer group composed of commercial banks with total assets as of September 30, 2022 of between $1 billion and $3 billion. The higher the percentile, the higher the bonus pool. The maximum total bonus pool available for distribution was 8.8% of pretax pre-bonus income as of December 31, 2022. At an 80.8 percentile the total bonus pool available for distribution would be 5.5% of pretax, pre-bonus income with the officer’s pool totaling 5.0% of pretax, pre-bonus income and the other employees sharing in the remaining pool dollars. Up to 12% of the officers’ pool could be allocated to the Company’s Chief Executive Officer (“CEO”) and President. Executive Vice Presidents (“EVPs”) each can earn up to 4.65% of the officers’ bonus pool.

Under the 2022 NEI, the cash incentive payment to the Company’s CEO and President was based 50% on the ROA percentile, 16.7% upon the attainment of performance goals, and 16.6% upon various performance metrics with the remaining 16.7% based on the CEO’s performance during 2022, as evaluated by the Company’s Corporate Governance and Compensation Committee. Cash incentive payments for the Company’s EVPs were based 60.2% on the ROA percentile, 17.2% upon the attainment of performance goals, and 8.6% upon various performance metrics with the remaining 14.0% based on the CEO’s evaluation of each EVP’s performance during 2022.

For 2022, goals for the CEO included targeted increases in loans and deposits, exceeding an asset quality benchmark, and achieving selected strategic initiatives. Metrics included exceeding a targeted percentile of return on equity (calculated on a pre-tax basis) compared with a select group of peer institutions. The Board has the ability to terminate or modify the Plan and all payouts under the Plan are subject to approval by the Company’s Corporate Governance and Compensation Committee. The Plan does not give any employee the right to or guarantee of continued employment. A total of one hundred seventy-six employees received incentive payments under the 2022 Incentive Plan, which were paid during the first quarter of 2023.

1 Income may be adjusted by unusual or nonrecurring items of revenue/expense at the discretion of the Company’s Corporate Governance and Compensation Committee.

Incentives earned by the named executive officers under the 2022 Incentive Plan were as follows:

	Incentive Earned Based on:
Executive	ROA Percentile	Goals	Metrics	Performance	Total
Andrew J. Ryback	$148,276	$37,069	$49,426	$49,426	$284,197
Richard L. Belstock	$69,196	$14,828	$9,885	$21,591	$115,500
BJ North	$69,196	$14,828	$9,885	$17,691	$111,600

Pay Versus Performance

The following table provides information about the compensation paid to our principal executive officer (“PEO”), who is our CEO, and our other named executive officers (“NEOs”), the performance of the Company’s common stock and our net income.

Pay Versus Performance
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year (1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (in thousands)
2022	$855,254	$812,072	$472,014	$443,354	$163.03	$26,444
2021	$614,106	$689,891	$324,412	$375,609	$146.02	$21,009

(1)

In all the years in question, Andrew J. Ryback was our Chief Executive Officer and President. Remaining NEOs consisted of Richard L. Belstock, Chief Financial Officer, and BJ North, Chief Banking Officer.

(2)

“Executive compensation actually paid” under Item 402(v) of Regulation S-K is total compensation as reported in the Summary Compensation Table, modified to adjust the amounts included for equity awards. The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at compensation “actually paid” to our PEO during each of the years in question:

Adjustments to Determine Compensation “Actually Paid” for PEO	2022	2021
Deduction for Amounts Reported under the “Option Awards” Column in the SCT	$(108,278)	$0
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	36,722	0
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	13,176	49,176
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	13,176	24,588
Total Adjustments	$(43,182)	$75,785

(3)	The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at compensation “actually paid” to our non-PEO NEOs during each of the years in question:

Average of Adjustments to Determine Compensation “Actually Paid” for Other NEO	2022	2021
Deduction for Amounts Reported under the “Option Awards” Column in the SCT	$(75,479)	$0
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	27,229	0
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	8,784	32,784
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	8,784	16,392
Total Adjustments	$(28,660)	$51,197

As shown in the chart above, the PEO and other NEOs’ compensation actually paid (“CAP”) amounts are aligned with the Company’s total shareholder return (“TSR”). This is due in large part to the Company’s use of incentive payments which are tied to the Company’s financial performance.

As shown in the chart above, the Company’s net income has steadily increased while the PEO and other NEOs’ CAP has increased each year. This is due in large part to the Company’s use of incentive payments which are tied to the Company’s financial performance.

Equity Compensation

The Board considers equity compensation in the form of stock option and restricted stock awards to be an important component of its compensation program because it helps align the interests of the Company’s executives to those of its shareholders and provides a significant retention incentive. In 2022 the Company’s shareholders approved the Plumas Bancorp 2022 Equity Incentive Plan (the “2022 Plan”), which allows for the grant of stock option awards and restricted stock to directors, executives and employees. The 2022 Plan has a term of 10 years. Up to 576,550 shares of common stock may be issued pursuant to awards under the 2022 Plan, of which 457,700 remained available for future grants as of December 31, 2022. The Corporate Governance & Compensation Committee approves and recommends to the Board for its approval all equity compensation awards. The Company only grants stock options having an exercise price equal to fair market value of the Company’s common stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants to employees have a maximum vesting period of five years and expire no more than 10 years from the date of grant. The 1,650 restricted shares issued in 2022 have a one year vesting period.

The Company considers the officer’s position level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. Generally, the higher the officer’s level, the greater the equity compensation. Additional options and/or restricted stock may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.

Employment Agreements, Post-Employment Benefits and Potential Payments Upon Termination or Change of Control

CEO Employment Agreement. On December 16, 2021, the Company and its subsidiary, Plumas Bank, entered into an Employment Agreement (the “Employment Agreement”) with Andrew J. Ryback, who is the President and Chief Executive Officer of the Company and the Bank. The Employment Agreement has a term of three years and after three years will automatically renew each year unless either party elects to terminate it prior to renewal.

The Employment Agreement provides that Mr. Ryback will continue to serve as the President and Chief Executive Officer of the Company and the Bank and will receive an annual base salary of $382,000, subject to annual review for increase but not decrease. Mr. Ryback’s annual base salary was increased to $450,000 on January 1, 2022. He has the opportunity to earn an annual bonus and will participate in any annual incentive compensation program established by the Board, the Company’s equity incentive plans and such other benefit programs of the Company and the Bank available to executive employees generally. He receives an automobile allowance or use of a car leased by the Company.

If Mr. Ryback’s employment is terminated without “Cause” or if he terminates his employment for “Good Reason” (in each case, as defined in the Employment Agreement), then he will be entitled to receive payments equal to one and a half (1.5) times his annual base salary and reimbursement of COBRA expenses for up to 18 months. If Mr. Ryback’s employment is terminated for Cause or for his death, disability or resignation without Good Reason, he will not be entitled to any severance compensation.

If Mr. Ryback’s employment is terminated without Cause or if Mr. Ryback terminates his employment for Good Reason, in either case within six months before or 24 months after a “Change in Control” (as defined in the Employment Agreement), he will be entitled to receive the following severance compensation in lieu of other severance benefits under the Employment Agreement: (1) two and a half (2.5) times his annual base salary, (2) his bonus for the year prior to his termination if not previously paid, (3) a prorated portion of his target bonus for the year in which his termination occurs, based on the number of months elapsed prior to his termination, and (4) reimbursement of up to 18 months of COBRA premiums.

Receipt of the severance benefits is conditioned on Mr. Ryback releasing the Company and its affiliates from all legal claims. In addition, Mr. Ryback agrees to protect the Company’s trade secrets and confidential information and, for a period of 18 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

If Mr. Ryback becomes entitled to any payments, benefits or distributions from the Company or the Bank (the “Payments”) that are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any corresponding provisions of state or local excise tax law), then the Company and the Bank will pay to or provide Mr. Ryback with the greatest of the following, whichever provides him with the highest net after-tax amount: (1) all of the Payments; or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

In addition, any incentive compensation paid to Mr. Ryback is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

The Company has not entered into employment or change in control/severance agreements with any of the executive officers other than Mr. Ryback.

Salary Continuation Agreements. The Board considers providing significant post-employment benefits in the form of salary continuation benefits to our executives as an important long-term component of their total executive compensation to reward them for their service and loyalty to the Company. These post-employment benefits also help the Company retain executives because the benefits are subject to vesting over a period of years.

In 2005, the Company entered into a salary continuation agreement with Mr. Ryback, which was subsequently amended, most recently on February 1, 2022. The purpose of the salary continuation agreement is to provide a special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The agreement provides Mr. Ryback with annual post-retirement salary continuation benefits of up to $140,000 for 15 years after retirement at age 65. If Mr. Ryback terminates employment with the Company for a reason other than death or disability prior to the retirement age of 65, he or his beneficiary will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits for Mr. Ryback occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service. In the event of disability wherein Mr. Ryback does not continue employment with the Company, he is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier.

If Mr. Ryback’s employment terminates within a period of 24 months after a change in control of the Company, the unvested portion of his salary continuation benefits would vest and the payment of the salary continuation benefits would begin the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

The salary continuation benefits are informally funded by single premium life insurance policies with Mr. Ryback as the insured party and the Company as the beneficiary of the policies. The Company has entered into a split dollar agreement with Mr. Ryback in which the Company agrees to divide the net death proceeds of life insurance policies on Mr. Ryback’s life with Mr. Ryback’s beneficiary. However, Mr. Ryback’s rights or interests in the split dollar policies no longer exist once he ceases to be employed by the Company for any reason whatsoever prior to normal retirement age, provided that he has received or had the opportunity to receive any benefit under his executive salary continuation agreement. The Company has agreed to pay the taxes on the imputed income on the life insurance benefit provided to Mr. Ryback under the split dollar agreement.

In 2016, the Company entered into salary continuation agreements with Mr. Belstock and Ms. North which were subsequently amended, most recently on February 1, 2022. As amended, the agreements provide Mr. Belstock with annual post-retirement salary continuation benefits of up to $88,500 for 10 years and Ms. North with annual post-retirement salary continuation benefits of up to $82,500 for 10 years, in each case subject to his or her continuous employment through March 31, 2026. If Mr. Belstock or Ms. North terminates employment with the Company for a reason other than a change in control prior to the retirement date of March 31, 2026, he/she will be entitled to salary continuation benefits at a reduced amount depending on their length of service with the Company. In the event that Mr. Belstock or Ms. North terminates their employment with the Company or its successor within a period of 24 months after a change in control, he/she is entitled to the full vesting of their salary continuation payments and the payment of the salary continuation benefits beginning with the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Perquisites

The Company offers a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. During 2022 and 2021 the Company contributed a matching amount of 30% of the employee’s contribution up to a total of 3% of the employee’s compensation. The Company also offers its executives medical, dental, and vision plans under the same terms available to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executive’s total compensation, include for Mr. Ryback and Ms. North a Company-provided automobile and maintenance and, for Mr. Ryback, the payment of his portion of the split dollar insurance premium. The Company provides each of the named executive officers a monthly allowance to cover the business portion of their cellular phone use, gasoline for business use in their automobiles and a tax gross up on selected perquisites. These plans and the contributions provide an additional benefit to attract and retain executive officers of the Company.

Outstanding Equity Awards as of December 31, 2022

The following table shows all outstanding option awards held by the named executive officers as of December 31, 2022.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)		(c)		(d)	(e)	(f)
	9,200	(1)	3,600	(1)		$21.45	10/21/2027
Andrew J. Ryback			12,000	(2)	N/A	$31.00	08/16/2032
	5,700	(1)	2,400	(1)		$21.45	10/21/2027
Richard L. Belstock			8,500	(2)	N/A	$31.00	08/16/2032
	7,200	(1)	2,400	(1)		$21.45	10/21/2027
BJ North			8,500	(2)	N/A	$31.00	08/16/2032

(1)	Options were granted 10/21/2019, have an eight-year life and vest 25% per year beginning 10/21/2020.

(2)	Options were granted 08/16/2022, have a ten-year life and vest 20% per year beginning 08/16/2023.

There were no other outstanding stock awards held by any of the NEOs as of December 31, 2022.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2022.

Director Compensation Table
Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michonne R. Ascuaga	$46,950	N/A	$25,489	N/A	N/A	$445	$72,884
Steven M. Coldani	$52,117	N/A	$25,489	N/A	N/A	$445	$78,051
Gerald W. Fletcher	$52,117	N/A	$0	N/A	N/A	$445	$78,051
Heidi S. Gansert	$46,950	N/A	$25,489	N/A	N/A	$445	$72,884
Richard F. Kenny	$46,950	N/A	$25,489	N/A	N/A	$445	$72,884
Robert J. McClintock	$52,117	N/A	$25,489	N/A	N/A	$445	$78,051
Julie A. Morehead	$46,950	$25,575	N/A	N/A	N/A	$445	$72,970
Terrance J. Reeson	$46,950	$25,575	N/A	N/A	N/A	$445	$72,970
Daniel E. West	$57,158	N/A	$25,489	N/A	N/A	$445	$83,092

(1)

As of August 1, 2022, base pay for non-employee directors was increased by $150 per month. This resulted in non-employee director pay increasing to $4,000 per month from $3,850 per month, as of August 1, 2022. The Audit & Risk Committee Chair and Loan Committee Chairs each received pay of $4,450 per month as of August 1, 2022, an increase from $4,266.76 per month previously. The Chairman’s pay increased to $4,875 per month as of August 1, 2022, an increase from $4,683.33 per month previously.

(2)

As of December 31, 2022, the non-employee directors held exercisable options to purchase shares of common stock in the following amounts: Ms. Ascuaga, 2,400 shares; Mr. Coldani, 7,300; Mr. Fletcher, 5,700 shares; Ms. Gansert, 2,400 shares; Mr. Kenny, 2,167 shares; Mr. McClintock, 6,500 shares; Ms. Morehead, 0 shares; Mr. Reeson, 8,100 shares; and Mr. West, 4,900 shares. On August 16, 2022 the Company granted 3,200 options having a strike price of $31 per share to each of six of its Directors. In addition, two of its Directors were issued 825 shares of restricted stock at $31 per share.

(3)	Each director is provided a $40 per month allowance for purchase of an electronic device to access board materials. This amount was increased from $35 per month as of August 1, 2022.

Director Retirement Agreements

The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee directors excluding Mr. Kenny and Mses. Ascuaga, Gansert, and Morehead. The purpose of the fee continuation agreements is to provide a retirement benefit to the Board members as an incentive to continue informal service with the Company. The agreements provide for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception that Board members Coldani and McClintock’s agreements have a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits, with the exception of Messrs. Coldani and McClintock’s beneficiaries who would be entitled to receive a lump sum payment of $30,000. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. The agreements, with the exception of Messrs. Coldani and McClintock’s agreements, allow for a hardship distribution under specified circumstances. Hardship distributions are limited to the amount the Company had accrued under the terms of the agreement as of the day the director petitioned the Board to receive a hardship distribution. Upon a change in control, the director is eligible to receive the full fee continuation benefits upon the director’s termination of service. The fee continuation benefits, with the exception of Messrs. Coldani and McClintock’s benefits, are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies.

Post-Retirement Consulting Agreements

The Company has entered into Post-Retirement Consulting Agreements with Messrs. West and Reeson. The purpose of the Agreements is to provide consideration to the Board members in exchange for consulting services after their retirement from the Board. The Agreements provide for consulting fees of $10,000 per year for three years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement will terminate. Gerald W. Fletcher, who retired from the Board on December 31, 2022 upon reaching the mandatory retirement age, is receiving benefits under his Post-Retirement Consulting Agreement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Meeting, shareholders will be asked to ratify the appointment of Eide Bailly, LLP (“Eide Bailly”) as the Company’s independent auditors for the fiscal year ending December 31, 2023. Eide Bailly served as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021.

Proposal 3 is nonbinding. If the appointment of Eide Bailly is not ratified, our Audit & Risk Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit & Risk Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

Representatives of Eide Bailly are expected to be present at the Meeting, and if present will have an opportunity to make any statement that they may desire, and will be available to answer appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Eide Bailly, LLP as independent auditors of the Company for the fiscal year ending December 31, 2023.

Fees Paid to Independent Auditors

Aggregate fees billed by Eide Bailly to the Company and the Bank and the percentage of those fees that were pre-approved by the Company’s Audit & Risk Committee for the years ended 2022 and 2021 are as follows:

	2022	Percentage Pre- Approved	2021	Percentage Pre- Approved
Audit fees	$357,000	100%	$252,000	100%
Audit-related fees	21,000	100%	18,500	100%
Tax fees	21,000	100%	24,750	83%
Other fees	0	N/A	15,000	100%
Total fees	$399,000	100%	$310,250	96%

For 2022 and 2021, audit-related fees included the audits of the Company’s 401(k) plan and tax fees included work related to the preparation of the Company’s tax returns. For 2021, other fees included work related to the Company’s acquisition of Feather River Bancorp.

The Audit & Risk Committee has considered the provision of non-audit services provided by Eide Bailly to be compatible with maintaining its independence.

Audit & Risk Committee Report

This report of the Audit & Risk Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Acts.

The Board of Directors and the Audit & Risk Committee have reviewed the Company’s audited financial statements and discussed such statements with management. The Audit & Risk Committee has discussed with Eide Bailly, LLP, the Company’s independent auditors during the year 2022, all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by AS 1301 (Communications with Audit Committees) and Rule 2-07 (Communication with Audit Committees) of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Audit & Risk Committee has also received the written disclosures and the letter from Eide Bailly, LLP as required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions noted above, the Audit & Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

The Audit & Risk Committee:
Robert J. McClintock, Chairman
Michonne R. Ascuaga
Heidi S. Gansert
Terrance J. Reeson

Shareholder Proposals and Nominations

To propose business to be considered or to nominate a candidate for election at the Company’s 2024 annual meeting, shareholders must notify the Company’s Board Secretary not later than the close of business on December 6, 2023. In addition, the notice must meet the other requirements contained in Section 3.3 of the Company’s Bylaws.

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy materials for the 2024 annual meeting, the proposal must be received by the Company no later than December 6, 2023 and must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, the notice must be received by the Company a reasonable time before proxy materials are produced and distributed.

In addition to satisfying the requirements under the Company’s Bylaws, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide the Company a notice setting forth the information required by SEC Rule 14a-19 no later than March 18, 2024. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2024 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2024 annual meeting is first made.

You may contact Investor Relations, Attention Ms. Jamie Huynh, at the Company for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed at www.plumasbank.com. Click on “Investor Relations”, then the “Corporate Information” tab and then “Governance Documents.”

Certain Transactions

Some of the directors and executive officers of the Company and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Company in the ordinary course of the Company’s business, and the Company expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other non-affiliated persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Available Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the SEC which are posted and are available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after the Company files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both the Company and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s website, www.ffiec.gov, and the Federal Deposit Insurance Corporation’s website, www.fdic.gov, respectively.

You may request a copy of this proxy statement, the Company’s Annual Report on Form 10-K, and form of proxy as for the Meeting or future shareholder meetings by calling us at 1.888.375.8627 or, writing to us at Plumas Bancorp, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511, Attn: Ms. Jamie Huynh, Administrative Coordinator, or by email at investorrelations@plumasbank.com.

APPENDIX A

PROPOSED AMENDED SECTION 2.8 OF
THE BYLAWS OF
PLUMAS BANCORP

SECTION 2.8. VOTING. The shareholders entitled to notice of any meeting or to vote at any such meeting shall be only persons in whose name shares stand on the stock records of the corporation on the record date determined in accordance with Section 2.9 of this Article II. Voting of shares of the corporation shall in all cases be subject to the provisions of Sections 700 through 711, inclusive, of the Code.

The shareholders' vote may be by voice or ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than election of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal (other than the election of directors), but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Code or by the articles of incorporation.

In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected, shall be elected. Votes against the director and votes withheld shall have no legal effect.

For so long as the corporation is a listed corporation within the meaning of Section 301.5 of the Corporations Code of California, shareholders shall not be entitled to cumulative votes in the election of directors. If the corporation ceases to be a listed corporation, the shareholders shall be entitled to cumulate their votes pursuant to Section 708 of the Corporations Code of California at any election of directors occurring while the corporation is not a listed corporation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, including the Shareholder Letter, and Form 10-K are available at www.proxyvote.com.

V02841-P89906

PROXY
PLUMAS BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Steven M. Coldani, Heidi S. Gansert, Terrance J. Reeson, and Daniel E. West as proxies, with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 17, 2023 at 9:30 a.m. at the Nevada Museum of Art at 160 W. Liberty St., Reno, NV 89501 or any adjournments thereof, with all the powers the undersigned would possess if personally present.

The Board of Directors recommends you vote "FOR" the election of all of the nominees listed on this proxy for director, "FOR" approval of the proposal to amend the Plumas Bancorp Bylaws to eliminate cumulative voting, and "FOR" the ratification of the appointment of Eide Bailly, LLP as the Company's independent auditors for the fiscal year ending December 31, 2023. If no instruction is specified by the shareholder with regard to any matter on the proxy to be acted upon, the proxy holders will vote the shares in accordance with the recommendations of management. If any other matter is presented at the meeting, the proxy holders will vote in accordance with the recommendations of management.

PLEASE SIGN AND DATE ON THE REVERSE SIDE